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                                 [LETTERHEAD]



                SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

            Certified Copy of Resolution of Board of Directors


     I, Ellen B. King, Secretary of Sun Life Assurance Company of Canada (U.S.), a Delaware corporation, do hereby certify that at a special meeting of the board of directors of the said corporation, duly held and convened at New York, New York on the 29th day of October, 1998, at which a quorum was present and voting throughout, the following resolution was duly adopted, and has not since been modified or rescinded.


     "RESOLVED, that any two officers of the corporation be and hereby are authorized to establish, from time to time, and maintain one or more separate accounts, some of which may not require registration as investment companies under the Investment Company Act of 1940, and, incidental thereto, to exercise every power and right enumerated or implied under Section 2932 of the Delaware Insurance Code, including without limitation, the power and right to
     (a) establish different investment policies for different separate accounts, (b) make such rules and regulations as may be necessary or appropriate for the proper administration of such separate accounts in accordance with the applicable laws and regulations governing the establishment of such separate accounts, (c) allocate to such separate accounts such amounts as may be necessary or desirable, (d) provide for special voting rights and procedures for participants in such separate accounts relating to investment policy, investment advisory services, and selection of a certified public accountant, provided that such special voting rights and procedures be established only when deemed necessary by the officers of the corporation, (e) issue appropriate contracts and policies to the participants in such separate accounts providing for life insurance or annuity benefits (and benefits incidental thereto) in fixed or variable amounts, or both, (f) enter into any agreements which are necessary or appropriate to the establishment and maintenance of such separate accounts; and (g) establish for any such separate account, as may be necessary or appropriate, a board of managers to manage the account and the investment of its assets;



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     FURTHER RESOLVED, with respect to such separate accounts as are required to be registered under the Investment Company Act of 1940, as amended, that there be filed with the Securities and Exchange Commission in accordance with that Act, registration statements and any amendments thereto, relating to such separate accounts, and that application be made for such exemptions from that Act as may be necessary or desirable;

     FURTHER RESOLVED, that there be filed with the Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended, registration statements and any amendments thereto, relating to such variable contracts which are to be registered pursuant to the Act,

     FURTHER RESOLVED, that the officers of the corporation be and they are hereby authorized to take such further action as may in their judgment be necessary or desirable from time to time to implement the foregoing resolutions and as may be appropriate to enable the corporation to transact the business of issuing and selling variable contracts participating in these separate accounts."

     WITNESS my hand and the seal of the said corporation this 25th day of November, 1998.


                                       /s/  Ellen B. King
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                                       Ellen B. King
                                       Secretary